EXPLORATION AGREEMENT WITH

OPTION TO FORM JOINT VENTURE

(PPM GOLD PROJECT)

THIS EXPLORATION AGREEMENT WITH OPTION TO FORM JOINT VENTURE (PPM GOLD PROJECT) (the “Agreement”) is made effective this 17th day of April, 2007 (the “Effective Date”) by and between MIRANDA U.S.A., INC., a Nevada corporation (“Miranda”); and PIEDMONT MINING COMPANY, INC., a North Carolina corporation (“Piedmont”).

RECITALS

A.          Miranda owns and possesses the “PPM” group of forty-four (44) unpatented lode mining claims situated in Humboldt County, Nevada (the “PPM Gold Project”). The claims are more particularly described on Exhibit A attached hereto.

These claims, together with all ores, minerals, surface and mineral rights, and the right to explore for, mine, and remove the same, and all water rights and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto, shall be referred to collectively as the “Property.”

B.         Miranda U.S.A., Inc. is a wholly owned subsidiary of Miranda Gold Corp., a British Columbia corporation.

C.         Piedmont wishes to acquire an interest in the Property by making a cash payment to Miranda and funding a work program on the Property pursuant to Section 1.1 of this Agreement.

C.         Following completion of the work program and satisfaction of the terms and conditions of Section 1.1 of this Agreement, Piedmont and Miranda may form a Joint Venture for further exploration and development of the Property.

THEREFORE, the parties have agreed as follows:

SECTION ONE

Exploration Agreement

1.1       Option to Earn 55% Interest. Miranda hereby grants to Piedmont the exclu-sive option to earn an undivided fifty-five percent (55%) interest in the Property by funding ONE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($1,750,000.00) in exploration activities during a five-year period. In order to earn this interest, Piedmont shall make the following payments:

a.           Within thirty (30) days of the Effective Date of this Agreement, Piedmont will pay to Miranda the sum of TWENTY-FIVE THOUSAND DOLLARS ($25,000.00). This payment shall not be credited against the work requirement.

b.           Piedmont agrees to spend a minimum of ONE HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($175,000.00) in Exploration Expenditures on the Property within one (1) year following the Effective Date. The term “Exploration Expenditures” shall include monies expended on geological, geophysical, and geochemical surveys on the Property; sampling, trenching, drilling, and assaying; federal claim maintenance fees payable to the Nevada Bureau of Land Management; recording fees payable to Humboldt County in connection with the recording of Affidavits and Notices of Intent to Hold; and related exploration costs (but excluding the value of any cash payments made to Miranda). This is a binding commitment and cannot be cancelled through termination of this Agreement.

c.           Thereafter, Piedmont may elect to continue funding of Exploration Expenditures on the Property by completing the following expenditure requirements:

Year of Agreement	Amount of Expenditures
2	Additional $200,000.00
3	Additional $300,000.00
4	Additional $425,000.00
5	Additional $650,000.00

Any excess of expenditures in one year shall be carried forward as a credit against the subsequent years’ expenditures. Any shortfall in expenditures can be made up in the following year with Miranda’s consent. Absent such consent, a shortfall in expenditures shall be paid to Miranda at the end of each contract year, provided the provisions of Section Eight have not been invoked or the Agreement has not been terminated in accordance with Section 4.1 below.

d.          At such time as Piedmont has expended ONE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($1,750,000.00) in exploration expenditures in accordance with Sections 1.(b) and 1.(c) above, Piedmont will have earned an undivided 55% interest in the Property. The parties shall then proceed to form a Joint Venture in accordance with Section 3 below.

1.2       Funding of Exploration Activities. Prior to the commencement of each contract year, Piedmont shall prepare a general plan and budget (“Plan”) setting forth the description and amount of Piedmont’s proposed exploration expenditures for the year. Miranda shall review and comment upon the Plan within fifteen (15) days of its submission. However, Piedmont, as Manager during the earn-in period, shall have the final say regarding the Plan. Piedmont may add an overhead fee of ten percent (10%) to all expenditures (except the claim maintenance fees described in Section 1.4 below) as a credit toward its work requirement for that year. Piedmont may, in its sole discretion, elect to nominate Miranda as its contractor to plan and implement exploration activities on the Property in accordance with the Services Agreement attached hereto as Exhibit B.

1.3       Claim Maintenance. So long as the Agreement has not been terminated prior to June 1 of each year, Piedmont shall have the obligation to maintain the claims in good standing. Piedmont shall pay the federal claim maintenance fees to the Nevada Bureau of Land Management by August 1 of each year, and Piedmont shall record an Affidavit and Notice of Intent to Hold with the Humboldt County Recorder not later than

October 1 of each year. Piedmont shall promptly provide evidence of these filings to Miranda. These payments shall be credited against Piedmont’s work expenditure requirements.

1.4       Area of Interest. The parties hereby establish an Area of Interest extending one (1) mile from the exterior boundaries of the property, which is depicted on the map attached hereto as Exhibit C. Any mineral claims or rights acquired by either Miranda or Piedmont within the Area of Interest shall be subject to the terms of this Agreement.

SECTION TWO

Conduct of Exploration Work

The following provisions shall govern exploration activities on the Property during the term of the Exploration Agreement described in Section 1 above.

2.1       Conduct of Work. Piedmont shall perform its exploration activities on the Property in accordance with good mining practice, shall comply with the applicable laws and regulations relating to the performance of exploration and mining operations on the Property, and shall comply with the applicable worker's compensation laws of the State of Nevada.

2.2       Liability and Insurance. Piedmont shall defend, indemnify, and hold Miranda harmless from any claims, demands, or liabilities arising from acts of gross negligence or willful misconduct on the part of Piedmont. Piedmont shall obtain and carry a policy of public liability insurance in the minimum amounts of $1,000,000.00 or more for personal injury and $300,000.00 for property damage, protecting Piedmont and Miranda against any claims for injury to persons or damage to property resulting from Piedmont’s operations. Piedmont shall provide Miranda with a certificate of insurance evidencing such insurance.

2.3       Liens. Piedmont shall keep the Property free and clear from any and all mechanics’ or laborers’ liens arising from labor performed on or material furnished to the Property at Piedmont’s request. However, a lien on the Property shall not constitute a default if Piedmont, in good faith, disputes the validity of the claim, in which event the existence of the lien shall constitute a default thirty (30) days after the validity of the lien has been adjudicated adversely to Piedmont.

2.4       Acquisition of Permits. Piedmont shall acquire all federal, state, and local permits required for its operations. Piedmont shall be responsible for reclamation of only those areas disturbed by Piedmont’s activities. Piedmont will post any operating and reclamation bonds required by regulatory agencies for work on the Property. The bond will revert to Piedmont upon satisfactory completion of the reclamation program.

2.5       Inspection of Property. Miranda, or Miranda’ authorized agents or representatives, shall be permitted to enter upon the Property at all reasonable times for the purpose of inspection, but shall enter upon the Property at Miranda’ own risk and so as not to hinder unreasonably the operations of Piedmont. Miranda shall indemnify and hold Piedmont harmless from any damage, claim, or demand by reason of injury to Miranda or Miranda’ agents or representatives on the Property or the approaches thereto.

2.6       Inspection of Accounts. Piedmont shall keep accurate books and records of accounts reflecting its exploration activities on the Property, and Miranda shall have the right, either itself or through a qualified accountant of its choice and at its cost, to examine and inspect the books and records of Piedmont pertaining to operations on the Property.

SECTION THREE

Joint Venture

3.1       Formation of Joint Venture. Following Piedmont’s earn-in of a 55% interest, the parties shall proceed to form a Joint Venture in the general format of Form 5A (“Form 5A”) prepared by the Rocky Mountain Mineral Law Foundation. The parties may mutually agree to use Form 5A-LLC in place of Form 5A, and all references in this Agreement to Form 5A shall then refer to Form 5A-LLC.

3.2        Participating Interests. Piedmont shall have a Participating Interest of 55% and Miranda will have a Participating Interest of 45%. The deemed value of Miranda’s Participating Interest shall be ONE MILLION FOUR HUNDRED THIRTY-ONE THOUSAND EIGHT HUNDRED EIGHTEEN DOLLARS ($1,431,818.00).

3.3	Operator. Following formation of the Joint Venture, Piedmont shall be the

Operator of the Joint Venture. A Management Committee, consisting of two representa-tives of each party, shall be responsible for approving programs and budgets and for determining the general policies and directions to be adopted by the Operator in the conduct of its operations. The Management Committee shall meet at least once annually and otherwise on ten (10) days’ advance written notice given by either party.

Prior to the commencement of each contract year, the Operator shall propose Programs and Budgets to the Management Committee at least annually for periods determined necessary or appropriate by the Operator. Programs and Budgets for Exploration or mining Operations shall not exceed one (1) year without unanimous approval of the Participants. The Management Committee will vote upon the proposed work plan and budget within thirty (30) days after delivery by the Operator. Each Party shall give notice to the Operator within thirty (30) days after a Program and Budget is approved by the Management Committee whether it will fund its share of expenditures in respect of such Program and Budget. Each Party who elects to fund its share shall be obligated to do so.

If the Operator does not propose a Program and Budget requiring a total annual expenditure of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) or more prior to the beginning of an annual budget period, then, within thirty (30) days after the beginning of the annual period, the non-Operator may propose a Program and Budget requiring an annual expenditure of TWO HUNDRED FIFTY THOUSAND DOLLARS

($250,000.00) or more, and the non-Operator shall thereupon become the Operator. The former Operator shall be entitled to meet with the new Operator to discuss the proposed Program and Budget and suggest any changes it feels are appropriate. The new Operator shall immediately thereafter finalize the Program and Budget and deliver it to the former Operator, whereupon it shall be deemed to have been approved by the Management Committee. If the non-Operator does not present such a proposal within thirty (30) days after the beginning of the annual period, then the non-Operator will have waived its right to do so for that annual period.

3.4       Cash Calls and Dilution. Following approval of an annual Program and Budget, the Operator shall make cash calls from time to time for the conduct of operations. A party whose Participating Interest falls below five percent (5%) shall be deemed to have withdrawn from the Joint Venture, and thereafter that party shall be entitled to receive one-and-one-half percent (1.5%) of net smelter returns derived from the Property. The term “net smelter returns” shall mean the gross value of ores or concentrates shipped to a smelter or other processor (as reported on the smelter settlement sheet) less the following expenses actually incurred and borne by the Operator:

a.           Sales, use, gross receipts, severance, and other taxes, if any, payable with respect to severance, production, removal, sale or disposition of the minerals from the Property, but excluding any taxes on net income;

b.	Charges and costs, if any, for transportation from the mine or mill to places where the minerals are smelted, refined and/or sold; and

c.           Charges, costs (including assaying and sampling costs specifically related to smelting and/or refining), and all penalties, if any, for smelting and/or refining.

In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by Operator, charges, costs and penalties for such operations shall mean the amount Operator would have incurred if such operations were carried out at facilities not owned or controlled by Operator then offering comparable services for comparable products on prevailing terms.

Payment of production royalties shall be made not later than thirty (30) days after receipt of payment from the smelter. All payments shall be accompanied by a statement explaining the manner in which the payment was calculated.

SECTION FOUR

Termination and Default

4.1       Termination. Subject to satisfaction of the provisions of Sections 1.(a) and 1.(b) above, Piedmont shall have the right to terminate this Agreement at its sole discretion at any time by giving thirty (30) days’ advance written notice to Miranda. Upon termination, Miranda shall retain all payments previously made as liquidated damages and this Agreement shall cease and terminate. Piedmont will provide Miranda with all factual data, maps, assays, and reports pertaining to the Property. Piedmont will also deliver a Quitclaim Deed to Miranda.

4.2       Default. If Piedmont fails to perform its obligations under this Agreement, and in particular fails to make any payment due to Miranda hereunder, Miranda may declare Piedmont in default by giving Piedmont written notice of default which specifies the obligation(s) which Piedmont has failed to perform. If Piedmont fails to remedy a default in payment within fifteen days (15) of receiving the notice of default, and thirty (30) days for any other default, Miranda may terminate this Agreement and Piedmont shall peaceably surrender possession of the Property to Miranda. Notice of termination shall be in writing and served in accordance with this Agreement.

SECTION FIVE

Notices and Payments

5.1       Notices. All notices to Piedmont or Miranda shall be in writing and shall be hand delivered, sent by courier, or sent by certified or registered mail, return receipt requested, to the addresses below. Notice of any change in address shall be given in the same manner. All notices shall be effective upon receipt.

TO MIRANDA:	Miranda Gold Corp.
Unit 1, 15782 Marine Drive
White Rock, British Columbia
Canada V4B 1E6

With a copy to:	Miranda U.S.A., Inc.
5900 Philoree Lane
Reno, Nevada 89511

TO PIEDMONT:	Piedmont Mining Company, Inc.
Attn: Robert Shields
P.O. Box 20675

New York, New York 10021

With a copy to:	Piedmont Mining Company, Inc.
18124 Wedge Parkway, Suite 214
Reno, Nevada 89511

5.2        Payments. All payments shall be in U.S. currency payable to Miranda at the Reno address above.

SECTION SIX

Assignment

No party may assign its interest in this Agreement, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

SECTION SEVEN

Representation of Title

7.1        Warranty. Miranda represents, to the best of its knowledge, that it owns the unpatented mining claims described in Exhibit A and all lode mineral rights within the boundary of these claims, subject to the paramount title of the United States (but excepting those portions that may overlap adjacent fee lands); that the claims are valid under the mining laws of the United States and the State of Nevada; that Miranda has and will continue to have the right to commit the Claims to this Agreement; and that Miranda is not aware of any claim disputes, legal actions, or environmental hazards affecting the Property.

7.2       Encumbrances. To the best of Miranda’s knowledge, the Property is free from any liens, leases, or other encumbrances created by Miranda.

SECTION EIGHT

Force Majeure

8.1       Suspension of Obligations. If Miranda or Piedmont is prevented by Force Majeure from timely performance of any of its obligations hereunder, the failure of performance shall be excused and the period for performance shall be extended for an additional period equal to the duration of Force Majeure. Upon the occurrence and upon the termination of Force Majeure, Miranda or Piedmont shall promptly notify the other party in writing. Miranda or Piedmont shall use reasonable diligence to remedy Force Majeure, but shall not be required to contest the validity of any law or regulation or any action or inaction of civil or military authority.

8.2       Definition of Force Majeure. “Force Majeure” means any cause beyond a party's reasonable control, including law or regulation; action or inaction of civil or military authority; inability to obtain any license, permit, or other authorization that may be required to conduct operations on or in connection with the Property; interference with mining operations by a lessee of oil, gas, or geothermal resources under the Property; unusually severe weather; mining casualty; unavoidable mill shutdown; damage to or destruction of mine plant or facility; fire; explosion; flood; insurrection; riot; labor disputes; inability after diligent effort to obtain workmen, material, or fuel supplies;

unavailability of equipment, including drill rigs with qualified drillers; delay in transportation; acts of God; and a shutdown of the U.S. banking system.

SECTION NINE

Miscellaneous Provisions

9.1       Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

9.2       Applicable Law. The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the State of Nevada.

9.3       Entire Agreement. This Agreement terminates and replaces all prior agreements, either written, oral or implied, between the parties hereto, and constitutes the entire agreement between the parties.

9.4       Recording Memorandum of Agreement. The parties hereto agree to execute a Memorandum of this Agreement (short form) for the purpose of recording same in the records of Humboldt County, Nevada so as to give public notice, pursuant to the laws of the State of Nevada, of the existence of this Agreement.

9.5       Void or Invalid Provisions. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

9.6       Time of the Essence. Time is of the essence in the performance of this Agreement and each and every part thereof.

9.7       No Partnership. Nothing in this Agreement shall create a partnership between Miranda and Piedmont.

9.8        Press Releases. Prior to issuing any press release or other disclosure of information regarding the PPM Gold Project, Piedmont or Miranda, as the case may be, shall submit its press release or information disclosure to the other party for review and approval. If no comments or approval have been given by the receiving party within two (2) working days following receipt, the press release or information distribution shall be deemed approved.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

MIRANDA U.S.A., INC., a Nevada corporation

By
KENNETH B. CUNNINGHAM, President

PIEDMONT MINING COMPANY, INC.,

a North Carolina corporation

By

ROBERT M. SHIELDS, JR., President and CEO